Exhibit (d)(6)(i)(A)(x)

EQ ADVISORS TRUST

AMENDMENT NO. 9 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 9, effective as of May 1, 2017 (“Amendment No. 8”), to the Investment Advisory Agreement dated May 1, 2011, as amended (“Agreement”), between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and AllianceBernstein L.P., a Delaware limited partnership (“Alliance” or “Adviser”).

FMG LLC and Alliance agree to modify the Agreement as follows:

1.	Name Changes. The names of AXA Natural Resources Portfolio and AXA Real Estate Portfolio are changed to 1290 VT Natural Resources Portfolio and 1290 VT Real Estate Portfolio, respectively.

2.	Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment sub-adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 9 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		ALLIANCEBERNSTEIN L.P.

By:	/s/ Michal Levy	By:	/s/ Louis T. Mangan
	Michal Levy		Name: Louis T. Mangan
	Senior Vice President		Title: Assistant Secretary
and Chief Operating Officer

APPENDIX A

AMENDMENT NO. 9

TO THE

INVESTMENT ADVISORY AGREEMENT WITH

ALLIANCEBERNSTEIN L.P.

1290 VT Natural Resources Portfolio (fka, AXA Natural Resources Portfolio)	AXA Large Cap Value Managed Volatility Portfolio
1290 VT Real Estate Portfolio (fka, AXA Real Estate Portfolio)	AXA/AB Dynamic Growth Portfolio AXA/AB Dynamic Moderate Growth Portfolio
ATM International Managed Volatility Portfolio	AXA/AB Small Cap Growth Portfolio EQ/Common Stock Index Portfolio
ATM Large Cap Managed Volatility Portfolio	EQ/Emerging Markets Equity PLUS Portfolio
ATM Mid Cap Managed Volatility Portfolio	EQ/Equity 500 Index Portfolio
ATM Small Cap Managed Volatility Portfolio	EQ/International Equity Index Portfolio
AXA 2000 Managed Volatility Portfolio	EQ/Large Cap Growth Index Portfolio
AXA 400 Managed Volatility Portfolio	EQ/Quality Bond PLUS Portfolio
AXA 500 Managed Volatility Portfolio	Multimanager Aggressive Equity Portfolio
AXA International Managed Volatility Portfolio	Multimanager Mid Cap Growth Portfolio

APPENDIX B

AMENDMENT NO. 9

TO THE

INVESTMENT ADVISORY AGREEMENT WITH

ALLIANCEBERNSTEIN L.P.

FEE SCHEDULE

Related Portfolios	Annual Advisory Fee Rate**

Special Equity Portfolios†, which shall include the following Portfolios or Allocated Portions of a Portfolio (collectively referred to as “Special Equity Portfolios”):

AXA/AB Small Cap Growth Portfolio*

(Active Allocated Portion only)

Multimanager Mid Cap Growth Portfolio*

(Active Allocated Portion only)

0.60% of the Special Equity Portfolios’ average daily net assets up to and including $1 billion; 0.55% of the Special Equities Portfolios’ average daily net assets over $1 billion up to and including $1.5 billion; 0.50% of the Special Equities Portfolios’ average daily net assets over $1.5 billion up to and including $2 billion; 0.45% of the Special Equities Portfolios’ average daily net assets over $2 billion up to and including $2.5 billion; and 0.40% of the Special Equities Portfolios’ average daily net assets over $2.5 billion

General Equity Portfolios, which shall include the following Portfolios or Allocated Portions of a Portfolio (collectively referred to as “General Equity Portfolios”)

AXA Large Cap Value Managed Volatility*

(Active Allocated Portion only)

0.49% of the General Equity Portfolios’ average daily net assets up to and including $100 million; 0.30% of the General Equity Portfolios’ average daily net assets over $100 million up to and including $200 million; 0.25% of the General Equity Portfolios’ average daily net assets over $200 million

Tactical Manager Portfolios, which shall include the Index Allocated Portions of the following Portfolio

AXA Large Cap Value Managed Volatility*

(collectively referred to as “Tactical Manager Portfolio”)

0.045% of the Tactical Manager Portfolios’ average daily net assets up to and including $10 billion; 0.03% of the Tactical Manager Portfolios’ average daily net assets over $10 billion and up to and including $20 billion; 0.02% of the Tactical Manager Portfolios’ average daily net assets over $20 billion.

Portfolios	Annual Advisory Fee Rate**
Dynamic Portfolios, which shall consist of the AXA/AB Dynamic Moderate Growth Portfolio and AXA/AB Dynamic Growth Portfolio (collectively, referred to as “Dynamic Portfolios”)***	0.35% of the Dynamic Portfolios’ average daily net assets up to and including $400 million; and 0.30% of the Dynamic Growth Portfolios’ average daily net assets in excess of $400 million; and up to and including $2.5 billion; and 0.28% of the Dynamic Portfolios’ average daily net assets in excess of $2.5 billion.
EQ/Equity 500 Index Portfolio	0.05% of the EQ/Equity 500 Index Portfolio’s average daily net assets up to and including $1 billion; and 0.03% of the EQ/Equity 500 Index Portfolio’s average daily net assets over $1 billion.
EQ/Common Stock Index Portfolio	0.05%
EQ/Large Cap Growth Index Portfolio	0.05%

Portfolios	Annual Advisory Fee Rate**
EQ/Quality Bond PLUS Portfolio* (Active Allocated Portion Only)	0.29% of the AllianceBernstein Allocated Portion’s average daily net assets up to and including $100 million; and 0.20% of the AllianceBernstein Allocated Portion’s average daily net assets in excess of $100 million.
EQ/International Equity Index Portfolio†	0.02%

ATM International Managed Volatility Portfolio*

ATM Large Cap Managed Volatility Portfolio*

ATM Mid Cap Managed Volatility Portfolio*

ATM Small Cap Managed Volatility Portfolio*

AXA 2000 Managed Volatility Portfolio*

AXA 400 Managed Volatility Portfolio*

AXA 500 Managed Volatility Portfolio*

AXA International Managed Volatility Portfolio*

0.02% of the Index Allocated Portion of each Portfolio.

1290 VT Natural Resources Portfolio

1290 VT Real Estate Portfolio*

AXA/AB Small Cap Growth Portfolio* (Index Allocated Portion only)

EQ/Quality Bond PLUS Portfolio*

Multimanager Aggressive Equity Portfolio*

(Index Allocated Portion only)

0.02% of the Index Allocated Portion of each Portfolio.
EQ/Emerging Markets Equity PLUS Portfolio*	0.12% of the Index Allocated Portion’s average daily net assets up to and including $100 million; and 0.10% of the AllianceBernstein Allocated Portion’s average daily net assets in excess of $100 million.

* This Portfolio has been designated a “multi-adviser portfolio” and AllianceBernstein L.P. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as the “AllianceBernstein Allocated Portion.”

** The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Portfolio or Allocated Portion is the portion of the daily advisory fee for the Related Portfolios that is equal to the Portfolio’s or Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Portfolio, used in the fee calculation for that day.

† Assets of EQ/International Equity Index Portfolio will be aggregated with the Special Equity Portfolios for calculating the advisory fee applicable for the Special Equity Portfolios.

*** The daily advisory fee for the Dynamic Portfolios is calculated by multiplying the aggregate net assets of the Dynamic Portfolios at the close of the immediately preceding day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.